Exhibit 1

The following is a list of the directors and executive officers of Vantage Corporation Limited, setting forth the present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment is conducted for each such person. Unless otherwise indicated, all directors and officers are citizens of the Republic of Singapore.

Board of Directors of Vantage Corporation Limited

Name	Position	Present Principal Occupation	Business Address
Wong Kwei Cheong	Independent Chairman	Independent Chairman	No. 1 Changi Business Park Avenue 1, #05-01, Ultra Building, Singapore 486058
Tan Meng Dong James	Chief Executive Officer & Director	Chief Executive Officer	80 Raffles Place #29-20, UOB Plaza 2, Singapore 048624
Stephen Leow Liang Chuang	Chief Operating Officer & Director	Chief Operating Officer	80 Raffles Place #29-20, UOB Plaza 2, Singapore 048624
Zhang Yun	Chief Investment Officer & Director	Chief Investment Officer	80 Raffles Place #29-20, UOB Plaza 2, Singapore 048624
Ong Wei Jin	Independent Director	Independent Director	50 Raffles Place #29-00, Singapore Land Tower, Singapore 048623
Chan Boon Hui	Independent Director	Independent Director	1100 Lower Delta Road #02-02, EPL Building, Singapore 169206

Executive Officers of Vantage Corporation Limited

Name	Position
Tan Meng Dong James	Chief Executive Officer
Stephen Leow Liang Chuang	Chief Operating Officer
Zhang Yun	Chief Investment Officer